NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the following securities issued by iShares Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

iShares 2013 S&P AMT-Free Muni Term ETF (suspended: 8/16/2013) symbol: MUAB

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(2), as NYSE Regulation has been notified that the issuer has liquidated the securities listed above. Accordingly, trading in the issue was suspended before the opening on the date specified above.